Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN MATERIALS COMPANY ELECTS NEW DIRECTOR

George Willis, Experienced Operations and Logistics Leader, Joins Board of Directors

BIRMINGHAM, Ala., March 11, 2020 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced the election of George Willis to its Board of Directors, effective immediately. Mr. Willis will serve on the Audit and Safety, Health and Environmental Affairs Committees of the Board. Mr. Willis is the President, U.S. Operations of UPS (NYSE: UPS), a global leader in logistics, offering a broad range of solutions including transporting packages and freight, facilitating international trade, and deploying advanced technology to more efficiently manage the world of business.

“We are delighted to welcome George Willis to Vulcan’s Board of Directors,” said Vulcan Materials Company Chairman and CEO Tom Hill. “George has demonstrated exceptional leadership in his over 35-year career with UPS. His extensive experience with operations and logistics in a complex global business environment will provide us with invaluable insight on matters critical to our business.”

With the addition of Mr. Willis, Vulcan’s eleven-member board consists of ten independent directors.

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation’s largest producer of construction aggregates—primarily crushed stone, sand and gravel—and a major producer of aggregates-based construction materials, including asphalt mix and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

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